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Microsemi Announces Resignation of Board Member

ALISO VIEJO, Calif.—Sept. 24, 2014—Microsemi Corporation (Nasdaq: MSCC), a leading provider of semiconductor solutions differentiated by power, security, reliability and performance, today announces that James V. Mazzo has submitted his resignation as a member of the Board of Directors effective immediately. Mazzo’s resignation did not arise as a result of any disagreement on any matter relating to Microsemi’s operations, policies or practices. Microsemi expresses its gratitude to Mazzo for his service as a member of the company’s Board of Directors.

About Microsemi

Microsemi Corporation (Nasdaq: MSCC) offers a comprehensive portfolio of semiconductor and system solutions for communications, defense & security, aerospace and industrial markets. Products include high-performance and radiation-hardened analog mixed-signal integrated circuits, FPGAs, SoCs and ASICs; power management products; timing and synchronization devices and precise time solutions, setting the world's standard for time; voice processing devices; RF solutions; discrete components; security technologies and scalable anti-tamper products; Power-over-Ethernet ICs and midspans; as well as custom design capabilities and services. Microsemi is headquartered in Aliso Viejo, Calif., and has approximately 3,400 employees globally. Learn more at www.microsemi.com.

Source: Microsemi Corporation